P-CDA-ENT(11/21) PRUCO LIFE INSURANCE COMPANY Continuation by a Retirement Account holding the Contract for the benefit of the spouse of the Annuitant subsequent to the Annuitant’s death Contract Number: [123456] Effective Date: [01/01/2022] This Endorsement is made a part of your Contract. If the terms of the Contract and those of this Endorsement conflict, the provisions of this Endorsement shall control. For purposes of this Endorsement, the term below also has the following meaning: “Contingent Annuitant” also means “Co-Annuitant” This Endorsement is effective on the later of: (a) the date the Contract, of which it is made a part, is held by a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) or 408A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (a “Retirement Account”); and (b) the date this Endorsement is added to your Contract. This Endorsement ceases to be valid on the effective date of any transfer of the Contract such that it is no longer held by the Retirement Account. Subject to the limitations noted below, upon the death of the Annuitant, when a Retirement Account holds the Contract and the Retirement Account is designated the Beneficiary, the Retirement Account may elect to continue the Contract as if the spousal continuation provisions of the Contract applies and the spouse of the deceased Annuitant will become the new Annuitant. The rights, limitations and requirements for such spousal continuation apply in addition to the following requirements: 1. Under the laws and regulations applicable at the time of the Annuitant’s death, the spouse of the Annuitant must be able to treat the spouse’s entire interest as a Beneficiary of the Retirement Account as the spouse’s own Retirement Account and; 2. Proof in Good Order that the Retirement Account is being continued as the Retirement Account of the individual who was the spouse of the deceased Annuitant on the date of the Annuitant’s death. Upon the effective date of this Endorsement, the spouse of the Annuitant will automatically be designated the Contingent Annuitant. For purposes of this Endorsement, the Contract will only continue if elected, within a reasonable time as determined by us, by the Retirement Account as described herein, notwithstanding provisions to the contrary in the Contract relating to the operation of a Contingent Annuitant designation. This Endorsement terminates upon occurrence of any of the following: 1. The date your Contract terminates; 2. The date continuation of the Contract by a spouse is no longer permissible under the terms of your Contract or any Rider provided pursuant to your Contract. Pruco Life Insurance Company [_____________________________] Secretary